UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

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SPARTANNASH COMPANY
(Name of Registrant as Specified in Its Charter)

MACELLUM HUDSON FUND, LP

MACELLUM HOME FUND, LP

MACELLUM ADVISORS, LP

MACELLUM ADVISORS GP, LLC

JONATHAN DUSKIN

ANCORA CATALYST, LP

ANCORA CATALYST INSTITUTIONAL, LP

ANCORA MERLIN, LP

ANCORA MERLIN INSTITUTIONAL, LP

ANCORA ALTERNATIVES LLC

ANCORA HOLDINGS GROUP, LLC

FREDRICK DISANTO

JOHN E. FLEMING

MICHAEL J. LEWIS

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Macellum Home Fund, LP, a Delaware limited partnership (“Macellum Home”) and Ancora Holdings Group, LLC, an Ohio limited liability company (“Ancora Holdings”), together with the other participants named herein (collectively, the “Investor Group”), have filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of shareholders of SpartanNash Company, a Michigan corporation (the “Company”).

On May 2, 2022, the Investor Group issued the following press release:

Macellum and Ancora Question SpartanNash's Apparent Reluctance to Explore Reported Acquirer Interest

Calls on Fellow Shareholders to Urge the Board to Avert an Election Contest and Form a Committee of Independent Directors to Review Alternatives, Including a Full Sale

NEW YORK--(BUSINESS WIRE)--Macellum Advisors GP, LLC ("Macellum") and Ancora Holdings Group, LLC ("Ancora") (together with their affiliates, the “Investor Group” or “we”), who beneficially own approximately 4.5% of the outstanding common shares of SpartanNash Company (NYSE: SPTN) (“SpartanNash” or the “Company”) in the aggregate, today issued the below statement regarding their efforts to avert an election contest and collaborate with the Company on a necessary review of strategic alternatives. As a reminder, the Investor Group has nominated three highly qualified and independent candidates for election to SpartanNash’s Board of Directors (the “Board”) at the 2022 Annual Meeting of Shareholders (the “Annual Meeting”).

Jonathan Duskin, Managing Partner of Macellum, and Fredrick D. DiSanto, Chairman and Chief Executive Officer of Ancora, commented:

“In light of multiple national media outlets reporting that there are parties interested in acquiring all or part of SpartanNash, and our belief that there are several other buyers willing to engage should a process commence, we believe the Board should immediately form a special committee of independent directors to evaluate strategic alternatives that can maximize value for shareholders. Our interactions with other investors suggest there is significant support for this logical step. That is why we recently contacted Chairman Doug Hacker and Chief Executive Officer Tony Sarsam in hopes of aligning on a settlement that can immediately support efforts to review all paths to value creation. Unfortunately, SpartanNash’s leadership ignored our desire to collaborate and opted to issue a seemingly disingenuous letter to shareholders that glosses over years of abysmal shareholder returns, dismal capital allocation and governance, failed acquisitions and overall mismanagement. We believe shareholders should be appalled by the Board’s apparent entrenchment agenda. Rather than have to take part in an election contest, we would be willing to agree to a settlement that establishes a special committee of independent directors, including a newly appointed shareholder representative and individuals with relevant industry expertise. We stand ready and willing to pursue this type of framework, and hope our fellow shareholders encourage the Board to begin engaging with interested parties and working to maximize value.”

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About Macellum

Macellum Capital Management is an activist investment firm, with deep expertise in the retail and consumer sectors, founded in 2009 by Jonathan Duskin. Macellum invests in undervalued companies that it believes can appreciate significantly in value as a result of a change in corporate strategy or improvements in operations, capital allocation or corporate governance. Macellum’s investment team, advisors and network of industry experts draw upon their extensive strategic, operating and boardroom experience to assist companies in designing and implementing initiatives to improve long-term shareholder value. Macellum prefers to constructively engage with management to improve its governance and performance for the benefit of all shareholders. However, when management is entrenched, Macellum has run successful proxy contests to effectuate meaningful change. Macellum has run successful election contests to effectuate meaningful change at many companies, including at The Children’s Place Inc., Citi Trends, Inc., Bed Bath and Beyond and Big Lots, Inc. Learn more at www.macellumcapitalmanagement.com.

About Ancora

Founded in 2003, Ancora Holdings Group, LLC offers integrated investment advisory, wealth management and retirement plan services to individuals and institutions across the United States. The firm's comprehensive service offering is complemented by a dedicated team that has the breadth of expertise and operational structure of a global institution, with the responsiveness and flexibility of a boutique firm. For more information about Ancora, please visit https://ancora.net.

Contacts

For Investors:

Saratoga Proxy Consulting

John Ferguson / Joe Mills, 212-257-1311

info@saratogaproxy.com

For Media:

Longacre Square Partners

Greg Marose / Casie Connolly, 646-386-0091

macellum@longacresquare.com